Exhibit 11.1

SATIXFY COMMUNICATIONS LTD.

INSIDER TRADING POLICY

Adopted March 2025

TABLE OF CONTENTS

I.	SUMMARY OF THE COMPANY POLICY CONCERNING TRADING POLICIES

It is SatixFy Communication Ltd.’s and its subsidiaries’ (collectively, “SatixFy” or the “Company”) policy that it will, without exception, comply with all applicable laws and regulations in conducting its business.  Each of the Company, directors, executive officers or other employees and independent contractor of the Company is expected to abide by this policy.  When carrying out Company business, employees and directors must avoid any activity that violates applicable laws or regulations.  In order to avoid even an appearance of impropriety, the Company’s directors, executive officers and certain other employees are subject to pre-approval requirements described below and other limitations on their ability to engage in any transaction involving the Company’s securities.  Although these limitations do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”), the entry into, amendment or termination of any such written trading plan is subject to pre-approval requirements and other limitations, as set forth below.

II.	THE USE OF INSIDE INFORMATION IN CONNECTION WITH TRADING IN SECURITIES

A.	General Rule.

The U.S. securities laws regulate transactions in the securities of the Company in the interest of protecting the investing public, including a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell or gift or other disposition of the Company’s securities.  U.S. securities laws give the Company, its officers and directors, and other employees the responsibility to ensure that information about the Company is not used unlawfully in transactions in the Company’s securities (such as stocks, bonds, notes, debentures, limited partnership units or other equity or debt securities).

All employees and directors should pay particularly close attention to the laws against trading on “inside” (i.e., non-public) information.  These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company.  For example, if an employee or a director of a company knows material inside (i.e,, non-public) financial information, that employee or director is prohibited from engaging in transactions in the securities of the company until the information has been adequately disclosed to the public.  This is because the employee or director knows information that could cause the share price to change, and it would be unfair for the employee or director to have an advantage (knowledge that the share price could change) that the rest of the investing public does not have.  In fact, it is more than unfair; it is considered to be fraudulent and illegal.  Civil and criminal penalties for this kind of activity are severe.

The general rule can be stated as follows:  It is a violation of U.S. federal securities and Israeli securities laws for any person to engage in transactions in securities if he or she is in possession of material inside information.  Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision.  Material information can be favorable or unfavorable.  If it is not clear whether inside information is material, it should be treated as if it was material.  Some examples of information that could be considered material include:

─	Significant changes in key performance indicators of the Company,

─	Actual, anticipated or targeted earnings and dividends and other financial information,

─	New financial, sales and other significant internal business forecasts, or a change in previously released estimates,

─	Mergers, business acquisitions or dispositions, or the expansion or curtailment of operations (e.g., entering a new line of business or exiting an existing one),

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Significant cybersecurity or other data protection risks or events affecting the Company’s operations, including any breach of information systems that compromises the functioning of the Company’s information or other systems or results in the exposure or loss of customer information, in particular personal information,

─	Significant new customer contracts or amendments to or terminations of significant existing customer contracts,

─	The grant or denial of a significant pending patent application or submission of a new, significant patent application,

─	The development and commercialization of a significant new product,

─	New equity or debt offerings or significant borrowing,

─	Changes in debt ratings, or analyst upgrades or downgrades of the issuer or one of its securities,

─	Significant changes in accounting treatment, write-offs or effective tax rate,

─	Significant litigation or governmental investigation, or the resolution thereof,

─	Liquidity problems or impending bankruptcy,

─	Changes in auditors or receipt of an auditor notification that the Company may not longer rely on an audit report,

─	Changes in control of the Company or changes in the composition of the Board or top management,

─	Stock splits or other significant corporate actions, and

─	Other significant events affecting the Company’s operations.

It is inside information if it has not been publicly disclosed in a manner making it available to investors generally on a broad-based non-exclusionary basis (e.g., the filing of a 6-K or widely disseminated press release).  If it is not clear whether material information has been sufficiently publicized, it should be treated as if it is inside information. Furthermore, it is illegal for any director, executive officer or any other employee or independent contractor in possession of material inside information to provide other people with such information or to recommend that they engage in transactions in the securities (this is called “tipping”).  In that case, they may both be held liable.

The U.S. Securities and Exchange Commission (the “SEC”), prosecutors, the stock exchanges and plaintiffs’ lawyers focus on uncovering insider trading.  A breach of the insider trading laws could expose the insider or anyone who trades on information provided by an insider to criminal fines up to three times the profits earned and imprisonment up to ten years, in addition to civil penalties (up to three times of the profits earned), and injunctive actions.  In addition, punitive damages may be imposed under applicable U.S. state laws.  Securities laws may also subject controlling persons to civil penalties for illegal insider trading by employees, including employees located outside the United States. Controlling persons include directors, executive officers and supervisors.  These persons may be subject to fines up to the greater of $1,000,000 or three times profit (or loss avoided) of the insider trader.

Inside information does not belong to the individual directors, executive officers or other employees or independent contractors who may handle it or otherwise become knowledgeable about it.  It is an asset of the Company.  For any person to use such information for personal benefit or to disclose it to others outside the Company violates the Company’s interests. More particularly, in connection with trading in the Company’s securities, it is a fraud against members of the investing public and against the Company. The mere perception that a director, executive officer or any other employee or independent contractor traded with the knowledge of material inside information could harm the reputation of both the Company and that director, executive officer, employee or independent contractor.

B.	Who Does the Policy Apply To?

The prohibition against trading on inside information applies to the Company in connection with any trading activities in the Company’s securities, including any offer to purchase or offer to sell, gift or other disposition of its securities (for example, repurchases of the Company’s securities) and all directors, executive officers and all other employees and independent contractors of the Company and its subsidiaries, and to other people who gain access to that information.  The prohibition also applies to any “Immediate Family Members” of such directors, executive officers or other employees and independent contractors, which means (i) a child, stepchild, parent, stepparent, grandparent, grandchild, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, grandparent or grandchild of your spouse or any person sharing the household (other than a tenant or employee), and (ii) anyone to whom such directors, executive officers or other employees and independent contractors provide significant financial support.

Further, the prohibition applies to: 1) any account over which employees, directors and the persons listed in (i) and (ii) above have or share the power, directly or indirectly, to make investment decisions (whether or not such persons have a financial interest in the account) and 2) those accounts established or maintained by such persons with their consent or knowledge and in which such persons have a direct or indirect financial interest.

Because of their access to confidential or otherwise material non-public information on a regular basis, Company policy subjects the Pre-Clearance Group (as defined below) to additional restrictions on trading in Company securities.  The restrictions for the Pre-Clearance Group are discussed in Section F below.  In addition, directors, executive officers and certain other employees and independent contractors with inside knowledge of material information may be subject to ad hoc restrictions on trading from time to time.

The same restrictions that apply to any person under this policy apply to the Immediate Family Members of such person. All persons subject to this policy are responsible for assuring that their Immediate Family Members comply with the foregoing restrictions on trading.

C.	Other Companies’ Stock.

SatixFy may engage in business transactions with companies whose securities are publicly traded. These transactions may include, among other things, joint ventures, development agreements, mergers, acquisitions, divestitures or renewal or termination of significant contracts or other arrangements. Employees and directors who learn material information about such companies, which may include suppliers, customers, joint venture partners or competitors, through their work at the Company, should keep it confidential and must not engage in transactions in the stock or other securities in such companies, and must not communicate the information to any other person, until the information becomes public. Directors, executive officers or other employees and independent contractors should not give tips about such securities to others.

For example, it would be a violation of this policy and may be a violation of the securities laws if an employee or director learned from an employee of a customer (a public company) that the customer had secured a significant purchaser for one of its highly anticipated development stage products, which had not yet been publicly announced, and then placed an order to buy or sell stock in the customer because of the increase in the value of its securities. Such a trade would be a violation of this policy, and may be a violation of the insider trading laws, even if the customer's stock does not increase or declines in value.  The U.S. securities laws prohibit the act of trading on material non-public information, irrespective of whether such trades are profitable.

D.	Hedging and Derivatives.

Directors, executive officers and all other employees and independent contractors are prohibited from engaging in any derivative transactions (including transactions involving puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities. As discussed below, directors, executive officers and all other employees and independent contractors are also prohibited from shorting the Company’s shares.

Trading in options or other derivatives is generally highly speculative and very risky.  People who buy options are betting that the stock price will move rapidly or substantially.  For that reason, when a person trades in options in his or her employer’s stock, it will arouse suspicion in the eyes of the SEC that the person was trading on the basis of inside information, particularly where the trading occurs before a company announcement or major event.  It is difficult for a director, executive officer or other employee or independent contractor to prove that he or she did not know about the announcement or event.

If the SEC or the stock exchanges were to notice active options trading by one or more directors, executive officers or other employees or independent contractors of the Company prior to an announcement, they would investigate.  Such an investigation could be embarrassing to the Company (as well as expensive), and could result in severe penalties and expense for the persons involved.  For all of these reasons, the Company prohibits its directors, executive officers and all other employees and independent contractors from trading in options or other securities involving the Company’s shares.  This prohibition does not pertain to employee share options granted by the Company.  Employee share options cannot be traded.

E.	Pledging of Securities, Margin Accounts.

Pledged securities may be sold by the pledgee without the pledgor’s consent under certain conditions.  For example, securities held in a margin account may be sold by a broker without the customer’s consent if the customer fails to meet a margin call.  Because such a sale may occur at a time when a director, executive officer or other employee or independent contractor has material inside information or is otherwise not permitted to trade in Company securities, the Company prohibits its directors, executive officers and all other employees and independent contractors from pledging Company securities in any circumstance, including by purchasing Company securities on margin or holding Company securities in a margin account.

F.	General Guidelines.

The following guidelines should be followed in order to ensure compliance with applicable antifraud laws and with the Company’s policies:

1.          Nondisclosure.  Material inside information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it. No director, executive officer or any other employee or independent contractor should discuss material inside information in public places or in common areas on Company property.

2.          Trading in Company Securities.  Employees and independent contractors, other than any person in the Pre-Clearance Group, may trade, gift or engage in any other transaction in Company securities during the period starting from the start of the second business day following an earnings release with respect to the preceding fiscal period until the 15th calendar day of the last month of the then current fiscal quarter (the “Window”), subject to the restrictions and exceptions below. Neither the Company, nor any director, executive officer or any other employee or independent contractor may place a purchase or sale order, including any offer to purchase or offer to sell, or gift or other disposition of the Company’s securities, or recommend that another person place a purchase or sale order in the Company’s securities, including any offer to purchase or offer to sell, or gift or other disposition of the Company’s securities, when he or she has knowledge of material information concerning the Company that has not been disclosed to the public. This includes orders for purchases and sales and gifts of shares, convertible securities and other securities (e.g., bonds) and includes increasing or decreasing investment in Company securities through a retirement account. The exercise of employee share options is not subject to this policy.  However, shares that were acquired upon exercise of a share option will be treated like any other ordinary shares, and may not be sold by an employee who is in possession of material inside information.  Any director, executive officer or any other employee or independent contractor who possesses material inside information should wait until the start of the second business day after the information has been publicly released before trading. There is no exception to this policy, even for hardship to the director, executive officer or other employee or independent contractor based on the use of proceeds (such as making a mortgage payment or for an emergency expenditure).

3.          Avoid Speculation.  Investing in the Company’s shares or other securities provides an opportunity to share in the future growth of the Company.  But investment in the Company and sharing in the growth of the Company does not mean short range speculation based on fluctuations in the market.  Such activities put the personal gain of the director, executive officer or other employee or independent contractor in conflict with the best interests of the Company and its shareholders.  Although this policy does not mean that directors, executive officers or other employees or independent contractors may never sell shares, the Company encourages directors, executive officers or other employees and independent contractors to avoid frequent trading in Company shares.  Speculating in the Company’s shares is not part of the Company culture.

4.          Trading in Other Securities.  Neither the Company nor any director, executive officer or any other employee or independent contractor may place a purchase or sale order (including investment through a retirement account), or recommend that another person place a purchase or sale order, in the securities of another corporation, if the Company, director, executive officer or other employee learns in the course of his or her relationship or employment, as applicable, confidential information about the other corporation that is likely to affect the value of those securities.

5.          Trading Outside of the Window. Except as set forth under the provisions below regarding Trading Plans, no trading is permitted outside the Window by any director, executive officer or other employee or independent contractor except for reasons of exceptional personal hardship and subject to prior approval by the Chief Executive Officer; provided that, if the Chief Executive Officer wishes to trade outside the Window, it shall be subject to prior approval by the Chief Financial Officer, on advice of counsel.

6.          Restrictions on the Pre-Clearance Group.  The Pre-Clearance Group consists of (i) directors and executive officers of the Company and their assistants and Immediate Family Members, (ii) the persons named in Exhibit A to this policy (which shall be updated from time to time, but no less frequently than annually) and (iii) such other persons as may be designated from time to time and informed of such status by the Company’s Chief Executive Officer or his/her designees (collectively, the “Pre-Clearance Group”). The Pre-Clearance Group is subject to the following restrictions on trading in Company securities in addition to those set forth above:

─	trading is permitted during the Window, subject to the restrictions below:

◾	all trades are subject to prior review by the Company’s Chief Executive Officer;

◾
clearance for all trades must be obtained from the Company’s Chief Executive Officer (other than trades by the Company’s Chief Executive Officer, that must be cleared by the Company’s Chief Financial Officer); and

◾	individuals in the Pre-Clearance Group are also subject to the general restrictions on all employees.

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To request clearance to trade the Company’s securities during a Window period, the Pre-Clearance Group member shall email the Chief Executive Officer (or his/her designee) stating that such person wishes to trade in the Company’s securities and certifying that such person is not in possession of material non-public information concerning the Company. If the person requesting clearance for a trade is a director or executive officer, such person shall also describe the proposed terms of the transaction(s) in the email to the Chief Executive Officer. If granted, the clearance shall be valid for the remainder of the calendar week in which it was granted, unless (i) otherwise stated, (ii) earlier revoked or terminated at the discretion of the Chief Executive Officer, or (iii) if the applicable Window period ends prior to end of the applicable calendar week.

Note that at times the Company’s Chief Executive Officer may determine that no trades may occur even during the Window when clearance is requested. This may occur as a result of a pending business transaction, a cyber-breach, or any material development that has not yet been publicly disclosed. No reasons may be provided and the closing of the Window may itself constitute material inside information that should not be communicated to anyone else inside or outside the Company.

The foregoing Pre-Clearance Group restrictions do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Exchange Act. Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability under the U.S. federal securities laws for transactions in the Company’s securities made pursuant to, and in compliance with, a written plan established by a director, officer or other employee that meets the requirements of Rule 10b5-1 (a “Trading Plan”) that meets each of the following requirements: (a) the plan is adopted by the insider during a Window and when the insider is not in possession of material non-public information; (b) the plan is adhered to strictly by the insider; (c) the plan either (i) specifies the amount of securities to be sold and the date on which the securities are to be sold, (ii) includes a written formula or algorithm, or computer program, for determining the amount of securities to be sold and the price at which and the date on which the securities are to be purchased or sold, or (iii) does not permit the insider to exercise any subsequent influence over how, when, or whether to effect sales; provided, in addition, that any other person who, pursuant to the plan, does exercise such influence must not have been aware of the material non-public information when doing so; (d) the plan includes a representation from the insider adopting the plan that such insider (i) is not aware of any material nonpublic information about the Company or its securities, and (ii) is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act; (e) the plan provides that trading under the plan cannot begin until the later of (i) 90 days after the adoption of the plan, or (ii) two business days following the disclosure of the Company’s financial results in a Report of Foreign Private Issuer on Form 6-K or Form 20-F (such period being referred to as the “cooling-off period”, but, in either case, not to exceed 120 days following the adoption of the plan, and provided that if the Insider is not a director or officer of the Company, such cooling-off period shall be at least 30 days rather than the longer periods set forth above); and (e) at the time it is adopted the plan conforms to all other requirements of Rule 10b5-1 under the Exchange Act as then in effect.

In accordance with Rule 10b5-1 under the Exchange Act, any change to the amount, price, or timing of the purchase or sale of securities underlying a Trading Plan constitutes termination of the Trading Plan and the adoption of a new Trading Plan, which triggers the cooling-off period described above. No insider may have more than one Trading Plan for purchases or sales of securities of the Company on the open market during the same period. In addition, no insider may have more than one single-trade Trading Plan during any 12-month period. A single-trade plan is one that has the practical effect of requiring the purchase or sale of securities as a single transaction. With respect to overlapping Trading Plans, an insider may have two separate plans provided (i) the later-commencing plan does not begin until all trades have been completed under the first plan or the first plan expires without execution, and trading during the cooling-off period that would have applied if the later-commencing plan was adopted on the date the earlier-commencing plan terminates and (ii) the separate plans satisfy all other conditions applicable to Trading Plans. With respect to overlapping Trading Plans, an insider may have separate plans for “sell-to-cover” transactions in which an insider instructs an agent to sell securities in order to satisfy tax withholding obligations at the time an equity award vests. Any such additional plan must only authorize qualified “sell-to-cover” transactions. With respect to single-trade Trading Plans, an Insider may have a single-trade plan for “sell-to-cover” transactions.

In addition to the above requirements, a Trading Plan shall be signed and dated by the insider and submitted to the Chief Executive Officer at least two (2) trading days before it is filed with the broker who executes it.  The Company shall have the right, at all times, to suspend purchases or sales under a Trading Plan, for instance in the event that the Company needs to comply with requirements by underwriters for “lock-up” agreements in connection with an underwritten public offering of the Company’s securities. Any cancellation, suspension, expansion or other modification of a Trading Plan by the insider who established it must: (1) be in writing, signed and dated by such insider, (2) be submitted to the Chief Executive Officer within two (2) trading days after the cancellation, suspension, expansion or other modification was reduced to writing, and (3) be made during a Window, and when the insider who established it has no material non-public information about the Company.

However, Pre-Clearance Group members may not enter into, amend or terminate a Trading Plan relating to Company securities without the prior approval of the Company’s Chief Executive Officer, which will only be given during a Window period and only if the Pre-Clearance Group member does not have knowledge of material nonpublic information.

G.	Applicability of U.S. Securities Laws to International Transactions.

All directors, officers and employees of the Company and its subsidiaries are subject to the restrictions on trading in Company securities and the securities of other companies.  The U.S. securities laws may be applicable to trades in the Company’s securities executed outside the U.S., as well as to the securities of the Company’s subsidiaries or affiliates, even if they are located outside the United States.  Transactions involving securities of subsidiaries or affiliates should be carefully reviewed by counsel for compliance not only with local law but also for possible application of U.S. securities laws.

III.	OTHER LIMITATIONS ON SECURITIES TRANSACTIONS

A.	Public Resales – Rule 144.

The Securities Act requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available.  Rule 144 under the Securities Act is the exemption typically relied upon for (i) public resales by any person of “restricted securities” (i.e., unregistered securities acquired in a private offering or sale) and (ii) public resales by directors, executive officers and other control persons of a company (known as “affiliates”) of any of the Company’s securities, whether restricted or unrestricted.

The exemption in Rule 144 may only be relied upon if certain conditions are met.  These conditions vary based upon whether the Company has been subject to the SEC’s reporting requirements for 90 days (and is therefore a “reporting company” for purposes of the rule) and whether the person seeking to sell the securities is an affiliate or not. Application of the rule is complex and Company employees and directors should not make a sale of Company securities in reliance on Rule 144 without obtaining the approval of the Company’s Chief Executive Officer, who may require the employee or director to obtain an outside legal opinion satisfactory to the Chief Executive Officer concluding that the proposed sale qualifies for the Rule 144 exemption.

1.         Holding Period.  Restricted securities issued by a reporting company (i.e., a company that has been subject to the SEC’s reporting requirements for at least 90 days) must be held and fully paid for a period of six months prior to their sale.  The holding period requirement does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the Securities Act.  Generally, if the seller acquired the securities from someone other than the Company or an affiliate of the Company, the holding period of the person from whom the seller acquired such securities can be “tacked” to the seller’s holding period in determining if the holding period has been satisfied.

2.         Current Public Information.  Current information about the Company must be publicly available before the sale can be made.  The Company’s periodic reports filed with the SEC ordinarily satisfy this requirement.  If the seller is not an affiliate of the Company issuing the securities (and has not been an affiliate for at least three months) and one year has passed since the securities were acquired from the issuer or an affiliate of the issuer (whichever is later), the seller can sell the securities without regard to the current public information requirement.

Rule 144 also imposes the following additional conditions on sales by persons who are “affiliates.”  A person or entity is considered an “affiliate,” and therefore subject to these additional conditions, if it is currently an affiliate or has been an affiliate within the previous three months:

3.         Volume Limitations.  The amount of debt securities that can be sold by an affiliate and by certain persons associated with the affiliate during any three-month period cannot exceed 10% of a tranche (or class when the securities are non-participatory preferred stock), together with all sales of securities of the same tranche sold for the account of the affiliate.  The amount of equity securities that can be sold by an affiliate during any three-month period cannot exceed the greater of (i) one percent of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the time the order to sell is received by the broker or executed directly with a market maker.

4.          Manner of Sale.  Equity securities held by affiliates must be sold in unsolicited brokers’ transactions, directly to a market-maker or in riskless principal transactions.

5.          Notice of Sale.  An affiliate seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000.  See “Filing Requirements”.

Donees of gifts who receive restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor, depending on the circumstances.

B.	Private Resales.

Directors and officers also may sell securities in a private transaction without registration pursuant to Section 4(a)(7) of the Securities Act, which allows resales of shares of reporting companies to accredited investors, provided that the sale is not solicited by any form of general solicitation or advertising.  There are a number of additional requirements, including that the seller and persons participating in the sale on a remunerated basis are not “bad actors” under Rule 506(d)(1) of Regulation D or otherwise subject to certain statutory disqualifications; the Company is engaged in a business and not in bankruptcy; and the securities offered have been outstanding for at least 90 days and are not part of an unsold underwriter’s allotment. Private resales raise certain documentation and other issues and must be reviewed in advance by the Company’s Chief Executive Officer and normally require the participation of outside counsel.

C.	Underwriter Lock-Up Agreements.

Directors and executive officers of the Company may be asked to agree to additional limitations on their ability to transfer, pledge or convey any of the economic consequences of ownership of any Company securities in the future (for example, in connection with new equity offerings).

D.	Restrictions on Purchases of Company Securities.

In order to prevent market manipulation, the SEC adopted Regulation M under the Exchange Act.  Regulation M generally restricts the Company or any of its affiliates from buying Company shares, including as part of a share buyback program, in the open market during certain periods while a distribution, such as a public offering, is taking place.  You should consult with the Company’s Chief Executive Officer, if you desire to make purchases of Company shares during any period in which the Company is conducting an offering.  Similar considerations may apply during period when the Company is conducting or has announced a tender offer.

E.	Filing Requirements.

1.          Schedule 13D and 13G.  Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group that acquires beneficial ownership of more than five percent of a class of equity securities registered under the Exchange Act.  The threshold for reporting is met if the stock owned, when coupled with the amount of stock subject to options exercisable within 60 days, exceeds the five percent limit.

A report on Schedule 13D is required to be filed with the SEC and submitted to the Company within five business days after the reporting threshold is reached.  If a material change occurs in the facts set forth in the Schedule 13D, such as an increase or decrease of one percent or more in the percentage of stock beneficially owned, an amendment disclosing the change must be filed within two business days after such change.  A decrease in beneficial ownership of more than one percent is per se material and must be reported. Schedule 13G reporting, which is more limited and subject to fewer updating requirements that 13D, may be available to certain passive five percent owners.

A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities).  A person filing a Schedule 13D may seek to disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so.

2.         Form 144.  As described above under the discussion of Rule 144, an affiliate seller relying on Rule 144 must file a notice of proposed sale with the SEC at the time the order to sell is placed with the broker unless the amount to be sold during any three-month period neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000.

3.          Form 4. if the Company is no longer considered a “foreign private issuer”, the directors and officers who transact in Company securities have to report such transactions through the filing of Form 4s with the U.S. Securities and Exchange Commission. The Company will advise such persons if they are subject to the requirements of Form 4 and the reporting requirements of Section 16 of the Exchange Act.